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                                EXHIBIT (4)(d)(2)

                                  FORM OF RIDER

                              (PREMIUM ENHANCEMENT)

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                          Home Office:              Transamerica Occidental Life
[GRAPHIC REMOVED HERE]    4333 Edgewood Road NE     Insurance Company
                          Cedar Rapids, IA 52499
                          A Stock Company

(Hereafter called the Company, we, our or us)

                                ENHANCEMENT RIDER

The contract to which this Rider is attached is amended to include a Premium Enhancement and to modify Surrender Charges by the following language:

PREMIUM ENHANCEMENT

When a premium payment is paid, an amount equal to a percentage of that premium referred to as a Premium Enhancement will be added to the Account Value. The Premium Enhancement applicable to the initial premium payment is set forth on the Contract Data Page. The amount of the Premium Enhancement is not considered a premium payment. The Premium Enhancement percentage may vary from premium to premium on subsequent premium payments but will never be less than 0% nor more than 5%. We will advise You of the amount of the Premium Enhancement applicable to each subsequent premium payment in a confirmation that We will send You. Premium Enhancements will be applied using the same allocation that applies to the corresponding premium payment. No Premium Enhancement will apply if the contract is cancelled pursuant to the Right to Cancel provision.

The full dollar amount of any Premium Enhancement applied less than one year prior to the occurrence of any of the following events will be forfeited:

     1)   Exercise of Nursing Care and Terminal Condition Withdrawal Option;

     2)   Exercise of Unemployment Waiver; or

     3)   A Death Benefit is payable; or

     4)   Upon annuitization.

The Surrender Charge provision of Section 5, is replaced by the following language:

SURRENDER CHARGES

Amounts withdrawn in excess of the surrender charge-free amount specified in the Withdrawal provisions above are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

          Number of Years                    Percentage of
           Since Premium                  Premium Withdrawn
           Payment Date

                 0-1                               9%
                 1-2                               8%
                 2-3                               7%
                 3-4                               6%
                 4-5                               5%
                 5-6                               4%
                 6-7                               3%
                 7-8                               2%
                 8-9                               1%
                 9 or more                         0%

For Surrender Charge purposes, all earnings including Premium Enhancement are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to Withdrawals of premium is a "First-In, First-Out" or FIFO procedure).

                    Signed for Us at our Home Office.



       [GRAPHIC REMOVED HERE]                 [GRAPHIC REMOVED HERE]

             SECRETARY                               PRESIDENT

RER 702